Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Preliminary Prospectus/Proxy Statement included in this Registration Statement (Form N-14) of Federated Hermes MDT Series.

We also consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated September 30, 2025, each included in this Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, File No. 333-134468) of Federated Hermes MDT Series, filed with the Securities and Exchange Commission, and each incorporated by reference into the Preliminary Prospectus/Proxy Statement and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated September 23, 2025, with respect to the financial statements and financial highlights of Federated Hermes MDT All Cap Core Fund (one of the funds constituting Federated Hermes MDT Series) included in the Annual Report to Shareholders (Form N-CSR) for the year ended July 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 21, 2026